Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated April 1, 2013 and March 16, 2012, with respect to the consolidated financial statements of BioFuel Energy Corp. included in the Current Report on Form 8-K/A (Amendment No. 1) of Green Plains Renewable Energy, Inc. dated November 22, 2013.  We hereby consent to the incorporation by reference of said reports in Registration Statements of Green Plains Renewable Energy, Inc. on Forms S-3 (File: No. 333-167292, File No. 333-163203 and File No. 333-190804) and on Forms S-8 (File No. 333-143147, File No. 333-154280, File No. 333-159049,  File No. 333-174219 and File No. 333-193827)

/s/ Grant Thornton LLP

Denver, Colorado

February 10, 2014